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October 3, 2006
Scottish Widows Investment Partnership Trust
Two Avenue de Lafayette, 6th Floor
Boston, Massachusetts 02111

Re:	Scottish Widows Investment Partnership Trust Pre-Effective Amendment No. 1 to Registration Statement on Form N-1A File Nos. 333-135065; 811-21909
Ladies and Gentlemen:
As counsel to Scottish Widows Investment Partnership Trust, a Delaware statutory trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Trust (the “Shares”), par value $0.001 per share, representing beneficial interests in the Global Emerging Markets Fund, a series of the Trust, as more fully described in the prospectus and statement of additional information contained in Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Trust. We also have assumed that the Shares will be issued in accordance with the Registration Statement, as may be amended from time to time, and the consideration per Share received by the Trust in connection with the sale of Shares will be equal to the net asset value per Share determined in accordance with the requirements of the Investment Company Act of 1940, as amended, the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority), and in conformity with generally accepted accounting principles.
The opinion expressed below is limited to the Delaware Statutory Trust Act.
Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

Scottish Widows Investment Partnership Trust

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
Sincerely,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP